Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2020, relating to the consolidated financial statements of Cardlytics, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cardlytics, Inc. for the year ended December 31, 2019.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 3, 2020